UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2013

MAKO Surgical Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33966	20-1901148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 Davie Road
Fort Lauderdale, Florida 33317

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (954) 927-2044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2013, the Board of Directors (the “Board”) of MAKO Surgical Corp. (the “Company”) approved the recommendations of its corporate governance and nominating committee and (i) increased the size of the Board from seven (7) to nine (9) members, creating one Class I vacancy and one Class III vacancy, (ii) elected Jonathan T. “Jack” Lord, M.D. as a Class I director to fill the newly created vacancy effective as of July 3, 2013, and (iii) elected Scott D. Flora as a Class III director to fill the newly created vacancy effective as of July 3, 2013.

Dr. Lord was appointed to serve on the audit committee of the Board and Mr. Flora was appointed to serve on the compensation committee of the Board. A third-party search firm retained by the corporate governance and nominating committee to assist in identifying and assessing potential director candidates recommended Dr. Lord and Mr. Flora as directors. There are no other arrangements or understandings between either Dr. Lord and Mr. Flora and any other persons pursuant to which they were elected as a director.  There are no related person transactions involving either Dr. Lord or Mr. Flora that are reportable under Item 404(a) of Regulation S-K.

In connection with their election to the Board, on July 3, 2013, Dr. Lord and Mr. Flora were each granted an option to purchase 13,365 shares of the Company’s common stock under the Company’s 2008 Omnibus Incentive Plan (the “2008 Plan”). Each of Dr. Lord and Mr. Flora will be compensated on the same terms as the Company’s other non-employee directors, including an annual retainer fee of $30,000 for serving on the Board, an annual retainer fee of $8,500 for serving on the audit committee for Dr. Lord and an annual retainer fee of $5,000 for serving on the compensation committee for Mr. Flora, meeting fees of $1,000 per in-person meeting and $500 per telephonic meeting, and an annual option grant to purchase shares of the Company’s common stock under the 2008 Plan.

Dr. Lord is currently the Chairman of the Board of Directors of Dexcom, Inc., a medical device company. He recently completed an assignment as Chief Operating Officer of the Miller School of Medicine and UHealth-University of Miami Health System, and is currently a Professor of Clinical Pathology. Dr. Lord served as the Chief Innovation Officer of the University of Miami from September 2011 to March 2012 and as the Chief Executive Officer of Navigenics, a personal genomics company, from May 2009 to December 2009. Prior to that, he was the Chief Innovation Officer and Senior Vice President of Humana, an insurance products and health and wellness services company, from 2000 to 2009. Dr. Lord is a board-certified forensic pathologist who began his medical career in the U.S. Navy and later served as chief operating officer of the American Hospital Association and several biotech companies. Dr. Lord also serves or has served as a member of a number of boards and organizations, including the Centers for Disease Control and Prevention’s Advisory Committee to the Director, the National Advisory Council for Healthcare Research and Quality, which advises the U.S. Secretary of Health and Human Services, and the Joint Commission on Accreditation of Health Care Organizations. In addition to currently serving as the Chairman of Dexcom, Inc., Dr. Lord also serves as a Director at Stericycle, Inc. and Vigilant Biosciences, Inc., and serves on advisory board roles for Serco PLC (UK), Anthelio Health and Third Rock Ventures, LLC. He has earned certificates in Governance and Audit from the Harvard Business School. Dr. Lord received an M.D. from the University of Miami School of Medicine and a bachelor of science degree in chemistry from the University of Miami.

Mr. Flora is currently the President, Chief Executive Office and a director of OmniGuide Inc., a medical device company. He served as the Global Business Unit President for the surgical device division of Covidien plc, a global healthcare products company, from November 2006 until June 2011. From 1994 through 2006, Mr. Flora served in numerous positions at Smith & Nephew plc, a global medical technology company, including President and General Manager of the orthopedics reconstruction division, General Manager of the trauma and clinical therapies divisions, Senior Vice President of United States and Europe, Senior Vice President of Smith & Nephew Healthcare, and Senior Vice President of the orthopedics division. From September 2011 until January 2013, Mr. Flora served on the board of directors of Tengion, a regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs. Mr. Flora received a bachelor of science degree in marketing from Millikin University and has participated in professional development programs at Yale University, the Wharton School of the University of Pennsylvania, the Kellogg School of Management, INSEAD, and Pennsylvania State University.

The Company issued a press release on July 8, 2013, a copy of which is attached hereto as Exhibit 99.1, in connection with the election to the Board of Dr. Lord and Mr. Flora.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release issued by MAKO Surgical Corp. on July 8, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAKO Surgical Corp.

Date: July 8, 2013	By:	/s/ Menashe R. Frank
Menashe R. Frank, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by MAKO Surgical Corp. on July 8, 2013